UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report May 9, 2020
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	000-30707	68-0450397
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 8.01 OTHER EVENTS

Registrant is furnishing as Exhibit 99.1 the attached Press Release dated May 9, 2020.  The Company does not intend for this exhibit to be incorporated by reference into future filings under the Securities Exchange Act of 1934.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibit
99.1 Press Release, dated May 9, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 9, 2020	First Northern Community Bancorp (Registrant)

/s/ Jeremiah Z. Smith
By: Jeremiah Z. Smith
Senior Executive Vice President/
Chief Operating Officer

EXHIBIT 99.1

Est. 1910

# FIRST NORTHERN BANK

*Celebrating 110 Years!*

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                          May 9, 2020
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California

        (707) 678-3041

First Northern Community Bancorp Announces
Postponement of Annual Meeting of Shareholders

Dixon, California – May 9, 2020 – The Board of Directors of First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank, announced today that, in light of the continuing public health concerns regarding the COVID-19 (coronavirus) pandemic, the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, originally scheduled to be held on Tuesday, May 19, 2020, at 5:30 p.m., local time, at First Northern Bank’s Operations Center (210 Stratford Avenue, Dixon, California), has been postponed.

The Company now plans to hold the Annual Meeting on June 25, 2020 at 5:30 p.m., local time, at the same location.  As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to vote at the Annual Meeting, or any postponement or adjournment thereof, if you were a shareholder of record at the close of business on March 31, 2020, the record date.  There will be no reception following the Annual Meeting this year.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you own, we urge you to vote by promptly signing, dating and returning the Proxy Card included with the proxy materials previously distributed.

For more than 110 years, First Northern has been putting people first. The safety of our employees, customers, communities and shareholders is our first priority. At this time, we expect to hold the Annual Meeting on the postponed date, and we will take necessary precautions to protect the health and safety of those who attend.  Given the uncertainty around the pandemic, including the duration and spread of the outbreak, and how quickly and to what extent shelter in place and physical distancing restrictions and other mitigation measures will be lifted, further changes affecting the Annual Meeting date, time or location, or the process by which you may attend the Annual Meeting (for example, if our Annual Meeting is held so as to allow shareholder access and participation through remote communications. rather than in person), may be necessary or advisable to comply with the recommendations and directives of the Centers for Disease Control, the California Department of Public Health and local County Public Health departments.  If we make any further change affecting the Annual Meeting date, time or location, or the process by which you may attend the Annual Meeting, we will announce the decision to do so in advance.
If you have any questions or need additional information, please contact: Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620, or by telephone at (707) 678-3041.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is a SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek and a mortgage loan office in Sonoma. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended December 31, 2019 (www.veribanc.com and www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.